Exhibit 23.1
February 12, 2009
Board of Directors of Hirsh Electronics Corp.
1900 Carnegie Ave., Building B
Santa Ana, CA 92705-5520

Re:	Amendment No.1 to Form S-4 Registration Statement of SCM Microsystems Inc. (“SCM”), filed February 12, 2009 (the “Registration Statement”)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated December 10, 2008 (the “Opinion”), with respect to the fairness from a financial point of view to the holders of outstanding shares of Hirsch Electronics Corporation (“Hirsch” or the “Company”) common stock, no par value, other than Larry Midland, of the Aggregate Consideration to Non-Insiders (as defined in the Opinion).
The foregoing Opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose or by any other person, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that SCM has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “The Merger—Background and Development of the Merger,” “The Merger—SCM Financial Projections,” “The Merger—Hirsch Financial Projections” and “The Merger—Opinion of Imperial Capital, LLC to the Board of Directors of Hirsch” and to the inclusion of the foregoing Opinion in the Joint Proxy Statement /Information Statement and Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
IMPERIAL CAPITAL, LLC
By: /s/ J.J. Beaghan
J.J. Beaghan
Managing Director